                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Bank Plus Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                                  [PRELIMINARY]

                             BANK PLUS CORPORATION

                            4565 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90039

                                                               March [30], 1998

Dear Stockholder:

  You are cordially invited to attend the 1998 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company"). The Annual Meeting will be held on Wednesday, April 29, 1998, at 11:00 a.m. at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039. At the Annual Meeting, you will be asked to (i) elect three persons to the Board of Directors of the Company; (ii) approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to iBank Corporation; (iii) ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1998; and (iv) transact such other business as may properly come before the Annual Meeting. Following the meeting, management will be pleased to answer your questions about the Company.

  Your Board of Directors recommends that you vote (1) FOR the persons it has nominated for election to the Board of Directors, (2) FOR approval of the amendment to the Company's Certificate of Incorporation, and (3) FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants.

  I HOPE YOU WILL BE ABLE TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.

  If you have any questions, please call Neil L. Osborne, the Company's Investor Relations Officer, at (818) 549-3116. I look forward to seeing you on Wednesday, April 29, 1998.

                                          Sincerely,

                                          /s/ Gordon V. Smith

                                          Gordon V. Smith
                                          Chairman of the Board

                                                                   [PRELIMINARY]

                             BANK PLUS CORPORATION

             4565 COLORADO BOULEVARD LOS ANGELES, CALIFORNIA 90039

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  The 1998 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company") will be held at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039 on Wednesday, April 29, 1998, at 11:00 a.m. local time for the following reasons:

    1. To elect three persons to the Board of Directors of the Company;

    2. To approve an amendment to the Company's Certificate of Incorporation to change the Company's name to iBank Corporation;

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1998; and

    4. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

  Only holders of Common Stock, $0.01 par value, of record at the close of business on March 2, 1998 will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the corporate headquarters of the Company.

  EACH STOCKHOLDER, EVEN THOUGH HE OR SHE MAY NOW PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                         By Order of the Board of Directors,

                                         /s/ Godfrey B. Evans

                                         Godfrey B. Evans
                                         Corporate Secretary

March [30], 1998

                                                                  [PRELIMINARY]

                             BANK PLUS CORPORATION

                            4565 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90039

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 29, 1998

                               ----------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Bank Plus Corporation ("Bank Plus" or the "Company") for use at the 1998 annual meeting of stockholders of Bank Plus (the "Annual Meeting") to be held at the time and place, and for the purposes, set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders and at any adjournments or postponements thereof. It is anticipated that the Proxy Statement will first be mailed to the holders of the Company's common stock, $0.01 par value (the "Common Stock"), on or about March [30], 1998.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (1) attending the Annual Meeting and voting in person, (2) executing and delivering a proxy for the Annual Meeting bearing a later date, or (3) delivering written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

  The expense of preparing, assembling, printing and mailing the Notice of 1998 Annual Meeting of Stockholders, this Proxy Statement and the materials used in the solicitation of proxies for the Annual Meeting will be borne by the Company. Following the mailing of this Proxy Statement, solicitation of proxies may be made by mail, or by personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by directors, officers, financial advisors and employees of the Company, none of whom will be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy Statement to stockholders whose Common Stock is entitled to be voted at the Annual Meeting and is held of record by these entities. In addition, the Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. D.F. King may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay D.F. King a fee estimated not to exceed $3,000, plus reimbursement for reasonable out-of-pocket expenses.

                               VOTING SECURITIES

  The Board of Directors has fixed the close of business on March 2, 1998, as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). The Company is authorized to issue 78.5 million shares of Common Stock, which is the only class of the Company's capital stock entitled to vote at the Annual Meeting. On the Record Date, [19,394,592] shares of Common Stock were outstanding and entitled to vote.

  Each share of Common Stock entitles the record holder on the Record Date to one vote for each of the open director positions and on each proposal to be voted on at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions, including those stockholders who attend the Annual Meeting but abstain from voting, and those stockholders who return their proxy cards to the Company indicating abstention from voting, will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Directors will be elected (Proposal Number 1) by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Approval of the amendment to the Company's Certificate of Incorporation to change the name of the Company (Proposal Number 2) requires the affirmative vote of a majority of the outstanding shares of Bank Plus Common Stock, while ratification of the appointment of the Company's independent public accountants (Proposal Number 3) and any stockholder proposals that properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Because approval of Proposal Number 2 requires the affirmative vote of a majority of the outstanding shares of Bank Plus Common Stock, abstentions from voting will have the same effect as votes against the proposal. Therefore, it is very important that every stockholder return a proxy, whether or not such stockholder plans to attend the Annual Meeting.

                              PROPOSAL NUMBER 1:
                             ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders of Bank Plus will be asked to vote on the election of three directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company. To fill these three board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card.

  Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR the election of Messrs. Barker, Condon and Smith to serve for a term of three years. For a description of each nominee's principal occupation and business experience during the last five years and present directorships, please see the following section entitled "Directors and Executive Officers--Nominees for Director."

  Bank Plus has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. BARKER, CONDON AND SMITH AS DIRECTORS OF BANK PLUS.

                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

  The following table sets forth the names and certain information with respect to the three persons nominated by the Board of Directors for election as directors of Bank Plus at the Annual Meeting and each other director of Bank Plus who will continue to serve as a director after the Annual Meeting. Except for Mr. Condon and Mr. Sullivan, each nominee and each director listed below served on the board of directors of Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank"), prior to becoming a director of Bank Plus. Fidelity is a wholly-owned subsidiary of Bank Plus, and Bank Plus became the holding company for Fidelity and Gateway Investment Services, Inc. ("Gateway") on May 16, 1996 (the "Reorganization").

                          FOR TERM
 NOMINEES FOR                TO    DIRECTOR                       POSITIONS HELD WITH BANK PLUS, FIDELITY
 DIRECTOR             AGE  EXPIRE   SINCE                         AND GATEWAY
 ------------         --- -------- --------                       ---------------------------------------
 Norman Barker, Jr.    75   2001     1994(1)  Director of Bank Plus
 Robert P. Condon      56   2001      --      Executive Vice President of Fidelity;
                                              Vice Chairman, Chief Executive Officer and Director of Gateway
 Gordon V. Smith       65   2001     1996(1)  Chairman and Director of Bank Plus
 CONTINUING DIRECTORS
 --------------------
 Waldo H. Burnside     69   2000     1994(1)  Director of Bank Plus
 George Gibbs, Jr.     67   1999     1994(1)  Director of Bank Plus and Fidelity
 Richard M. Greenwood  50   1999     1992(1)  Vice Chairman, President, Chief Executive Officer and Director of Bank Plus;
                                              Chairman, Chief Executive Officer and Director of Fidelity; Chairman of Gateway
 Lilly V. Lee          67   2000     1994(1)  Director of Bank Plus, Fidelity and Gateway
 Mark Sullivan III     56   2000     1997     Director of Bank Plus

--------
(1) For periods prior to the Reorganization, the relevant director served as a director of Fidelity.

  Set forth below is certain information concerning the principal occupation and business experience of each of the persons listed in the table above during the past five years.

NOMINEES FOR DIRECTOR

  MR. BARKER served as Chairman of the Board of Fidelity from August 1994 until May 1996, and as Chairman of the Board of Bank Plus from May 1996 until July 1997. He was Chairman of the Board and Chief Executive Officer of First Interstate Bank of California until his retirement in 1986. He served as Chairman of the Board of Pacific American Income Shares, Inc., a bond fund, from 1974 until 1998. Mr. Barker also serves as a director of TCW Convertible Securities, Inc. and ICN Pharmaceuticals, Inc.

  MR. CONDON joined Gateway as President, Chief Executive Officer and Director in 1993 and became an Executive Vice President of Fidelity in 1994. Prior to joining Gateway, Mr. Condon served as General Manager of WellPoint Life Insurance Company, a subsidiary of Blue Cross of California. Before that, he was President and Chief Executive Officer of CalFed Investment Services, in charge of the development and sale of alternative investment products through the bank branch network.

  MR. SMITH was named Chairman of the Board of Bank Plus effective July 30, 1997. He is chairman, founder and principal stockholder of Miller & Smith, Inc., a diversified real estate investment and construction company in the Washington, D.C. area. Mr. Smith also serves as a director of Crown Northcorp, Inc., a real estate management company located in Columbus, Ohio. From 1987 until 1993, he served as Chairman of the Board, Chief Executive Officer and director of Providence Savings and Loan Association in Virginia.

CONTINUING DIRECTORS

  MR. BURNSIDE served as President of Carter Hawley Hale Stores, Inc. until his retirement in 1991. He was a director of both Bank of America, N.A. and BankAmerica Corp. from 1992 until 1993. Mr. Burnside currently serves as a director of the Automobile Club of Southern California and as a member of the boards of a number of educational, charitable, and municipal service organizations.

  MR. GIBBS was a principal and senior vice president of Johnson & Higgins, an insurance agency, from 1987 until his retirement in 1997. Prior to joining Johnson & Higgins in 1987, he was with Stewart Smith West for 33 years where he was the founding director of Associated International Insurance Company and Calvert Insurance Company. Mr. Gibbs currently serves as a director of Bank Plus and Fidelity, on the board of First Alliance Corporation and on the boards of a number of educational and charitable trusts and foundations. Johnson & Higgins (now known as J&H Marsh & McLennan) is the Company's insurance broker and a consultant to the Company on certain health benefit matters. See "Related Party Transactions--Insurance Commissions" and "--First Alliance Transaction."

  MR. GREENWOOD joined Fidelity in June 1992 as President and Chief Executive Officer and served as Chairman of the Board from June 1992 to August 1994. Mr. Greenwood also served as President and Chief Executive Officer and a director of Fidelity's former holding company, Citadel Holding Corporation ("Citadel"), from June 1992 to August 1994. Since the Reorganization in May 1996, Mr. Greenwood has served as Vice Chairman, President and Chief Executive Officer of Bank Plus, and as Chairman of the Board and Chief Executive Officer of Fidelity. Prior to joining Fidelity, he served as Chief Financial Officer of CalFed, Inc. and California Federal Bank from 1990 to 1992.

  MS. LEE is the Chairman of the Board of Lilly International, Inc. and a director of Bank Plus, Fidelity and Gateway. Ms. Lee formerly served as Chairman of the Board of the Thrift Depositor Protection--Regional Oversight Board and was a member of the boards of directors of CalFed, Inc. and Trust Services of America. She currently serves on the boards of a number of political, educational, charitable and industry organizations.

  MR. SULLIVAN is a co-founder of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of non-guaranteed small business loans, and has served as its President since 1996. In 1997, Mr. Sullivan became a member of the board of directors of Saul Centers, Inc., a Maryland real estate investment trust. From 1989 through 1996, Mr. Sullivan practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters.

COMMITTEES OF THE BOARD OF DIRECTORS

  In 1997 Bank Plus had standing Executive, Audit and Compensation Committees. At its meeting on October 29, 1997, the Board approved new committee assignments and voted to expand the responsibilities of the Executive Committee to include nominating and board development functions. The principal responsibilities of these committees and the number of meetings of each held in 1997 appear below.

  Executive Committee. Subject to the authority conferred on the Company's other committees, the Executive Committee is empowered to exercise all authority in lieu of the Board which may be exercised by a committee of the Board pursuant to applicable law. The Executive Committee held two meetings in 1997. As of October 29, 1997, the Executive Committee assumed nominating and board development functions. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Executive Committee's consideration may do so by giving the candidate's name and qualifications to the Secretary of the Company, 4565 Colorado Boulevard, Los Angeles, California 90039. The members of the Executive Committee prior to October 29, 1997 were Mr. Greenwood, Chairman, Messrs. Barker and Gibbs and Ms. Lee. As of October 29, 1997, the Executive Committee consisted of Mr. Smith, Chairman, and Messrs. Barker (non-voting emeritus member), Gibbs and Greenwood.

  Audit Committee. The Audit Committee is a joint committee with Fidelity's Audit Committee. Its responsibilities are generally to assist the Board and Fidelity's Board in fulfilling their legal and fiduciary responsibilities relating to accounting, audit and financial reporting policies and practices of the Company and its subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent accountants; and monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors. In 1997, the Audit Committee held four meetings. The Bank Plus members of the joint Audit Committee are Mr. Gibbs, Chairman, and Mr. Burnside.

  Compensation Committee. The Compensation Committee is a joint committee with Fidelity's Compensation Committee. It is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and its subsidiaries and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. The joint Compensation Committee held five meetings in 1997. Prior to October 29, 1997, the Bank Plus members of the joint Compensation Committee were Mr. Barker, Chairman, and Mr. Smith. Thereafter, the Bank Plus representatives on the joint Committee became Mr. Sullivan, Chairman, Ms. Lee and Mr. Smith.

MEETINGS OF THE BOARD OF DIRECTORS

  In 1997, there were ten meetings of the Board of Directors of Bank Plus. All directors attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which they served, in each case, after the election of such individual to the Board or such committee.

EXECUTIVE OFFICERS

  Set forth below are the executive officers of the Company and the Bank (other than Messrs. Condon and Greenwood--see "Directors" above), together with the positions currently held by those persons.

NAME                     AGE             POSITION HELD WITH BANK PLUS AND FIDELITY
----                     ---             -----------------------------------------
James E. Stutz..........  54 President, Chief Operating Officer and Director of Fidelity
Stephen J. Austin.......  58 Executive Vice President, Risk Evaluation Group
Godfrey B. Evans........  44 Executive Vice President, General Counsel and
                             Corporate Secretary of Bank Plus and Fidelity
W.C. Taylor III.........  40 Executive Vice President and Chief Lending Officer of Fidelity
Dennis J. McNamara......  44 Senior Vice President and Treasurer of Fidelity
Richard M. Villa........  33 Senior Vice President, Controller and Chief Accounting Officer of
                             Bank Plus and Fidelity

  MR. STUTZ joined Fidelity in 1994 as Executive Vice President, Retail Banking. Prior to joining Fidelity, Mr. Stutz served since 1985 as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly owned subsidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank. Mr. Stutz was named President of Fidelity in June 1996 and became a director of Fidelity on October 29, 1997.

  MR. AUSTIN joined Fidelity in 1995 as Senior Vice President and Internal Audit Director. Before joining Fidelity, Mr. Austin was employed at Union Federal Bank in Brea, California from 1991 until 1995 in various financial management positions including, most recently, Senior Vice President and Chief Financial Officer. Mr. Austin became an Executive Vice President of the Bank in June 1996.

  MR. EVANS joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and has been General Counsel and Corporate Secretary of Fidelity since 1989 and 1990, respectively, and of Bank Plus since its formation. Mr. Evans became an Executive Vice President of Fidelity in 1994.

  MR. TAYLOR joined Fidelity in 1993 as Senior Vice President in charge of loan administration and was appointed Executive Vice President and Chief Lending Officer in 1994. From 1992 through 1993, Mr. Taylor was employed as a Senior Vice President and Senior Lending Officer at Metrobank Home Lenders.

  MR. MCNAMARA joined Fidelity in August 1996 as Senior Vice President & Treasurer. Before that, he worked for Kleinwort Benson, an investment banking concern, for eight years, serving most recently as a managing director for Kleinwort Benson Capital Management. He holds an MBA from the University of Chicago.

  MR. VILLA joined Fidelity in April 1996 as Vice President and Corporate Planning Manager. Before joining Fidelity, Mr. Villa worked as an audit manager in the internal audit department of Union Bank and, from 1993 until 1996, was employed as a manager by the public accounting firm of Deloitte & Touche LLP. Mr. Villa was named Senior Vice President and Controller of Bank Plus and Fidelity in February 1997.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The report of the Compensation Committee (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts or regulations.

COMMITTEE COMPOSITION

  The Committee is composed of independent, non-employee members of the Boards of Directors of Bank Plus and its subsidiary, Fidelity Federal Bank (the "Bank"). It is advised by members of management and outside experts in the field of compensation program design. The Committee administers, reviews, and recommends for full Board approval each of the elements of the executive compensation program of Bank Plus and the Bank. Membership of the Committee changed in October 1997.

COMPENSATION PHILOSOPHY

  It is the philosophy of the Committee, Bank Plus and the Bank to provide executives with total compensation opportunities that are competitive with the marketplace while emphasizing stock ownership over annual cash compensation. To ensure competitiveness, the Committee reviews compensation levels of a peer group of California financial institutions considered as competitors for executive talent.

  Compensation practices (i.e., program design) of the California peer group and of similar size U.S. financial institutions are also reviewed to assess compensation design "best practices," namely programs that encourage executive ownership and strengthen the alignment of executives and Bank Plus stockholders.

ANNUAL CASH COMPENSATION

 Base Salary

  Each year, the Committee reviews the salary levels of the executive officers for external competitiveness, internal equity, and individual contribution; however, salary increases are generally administered in 18 month or longer cycles, excluding promotional adjustments. Based on input from management, the Committee develops its recommendations for salary increases, if any, and presents them to the Board for approval.

  At its January 1997 meeting, the Board approved 1997 salary increases for executive officers. Messrs. Condon and Stutz each received a 25% increase effective immediately, representing the first salary increase each executive had received since 1994. Mr. Evans received a 11% increase and Mr. Taylor received a 23% increase, both effective in June 1997. Messrs. Evans and Taylor last received salary increases as of January 1996. The Board eliminated car allowances for executives. Each executive who had been entitled to a car allowance, including the President of the Bank and each Executive Vice President ("EVP") named above, received an annual salary increase equal to the annual car allowance amount of $13,800.

 Annual Incentive Plan

  In early 1997, the Board approved the 1997 Annual Incentive Plan for the Chief Executive Officer (the "CEO"), the President of the Bank, all EVPs and selected Senior Vice Presidents who have a significant impact on corporate performance. Target incentive awards were set at 30% of salary for Senior Vice Presidents, 50% for the President of the Bank and EVPs, and 60% for the CEO. Awards were capped at 200% of those targets (or 60%, 100% and 120% of salary, respectively). Performance measures include net income (before preferred dividends), stock price growth versus the SNL thrift index, and business unit/individual performance.

  To further encourage executive stock ownership, at the beginning of each year, the Committee may determine an exchange formula, if any, for participants to receive all or a portion of their earned award in the form of restricted stock, deferred stock units, or stock options. For 1997, the exchange formula provided $2.00 of restricted stock for each dollar of annual incentive payment foregone. The stock will vest ratably over a three-year period from grant.

  Following the close of the year, the Committee reviewed the Company's 1997 performance against the established goals. For purposes of the incentive plan, the target net income before preferred dividend goal was established at $15.5 million (consistent with the previously approved business plan). Although the Company achieved net income, as so defined, of $16.9 million (or 109% of target), management proposed, and the Committee agreed to recommend for Board approval, that incentive awards for net income performance be based on performance at 100% (rather than 109%) in consideration of the quality of the net income earned. For the President of the Bank and EVPs, this resulted in an incentive award of 25% of base salary for net income performance.

  Stock price growth did not attain established minimum performance levels and, therefore, no awards based on stock price growth were recommended.

  Business unit/individual performance for the President of the Bank and the EVPs was assessed by the CEO against established goals tied to pre-tax earnings of assigned business units, expense management and attainment of key initiatives. On an overall basis, the President of the Bank and the EVPs exceeded their target goals in this performance area, and the Committee agreed to recommend for Board approval awards ranging from 15% to 25% of base salary for business unit/individual performance.

  1997 annual incentive awards for Messrs. Austin, Condon, Evans, Stutz and Taylor are 42.5%, 40%, 50%, 40% and 41%, respectively. With the exception of Mr. Evans, these awards are below the overall target incentive opportunity of 50% of base salary. The total amount of these awards is $482,463, of which all or a portion may be exchanged voluntarily for restricted stock on the terms described above. Each executive has indicated that he will take some or all of his award in the form of restricted stock.

  The Committee is in the process of preparing the 1998 annual incentive plan. The Committee intends to examine additional or alternative measures of performance for determining 1998 annual incentive awards.

EXECUTIVE OWNERSHIP

  It is the Committee's goal that stock ownership be a significant component of the executive compensation program to align stockholder and executive interests and to encourage executive retention. To this extent, executives are eligible for grants of stock options, restricted stock and deferred stock units, and, as noted above, can elect to receive annual incentive awards in the form of restricted stock. The Committee believes the Company's Stock Option and Equity Incentive Plan provides the necessary means for Bank Plus to reward executives with a significant opportunity to build a meaningful stake in the Company, and assist in the retention of key employees.

CEO COMPENSATION

  The Committee applies the same philosophy and methodology in determining the compensation of the CEO as with all other executive officers. Pursuant to his contract, Mr. Greenwood was not eligible for a salary increase until August 1997. At the January 1997 Board meeting, an increase of 20.5% was approved, to take effect September 1, 1997. Mr. Greenwood had not received a salary increase since June 1994. As with all other executives, the Committee agreed to eliminate the CEO car allowance and incorporate the current annual amount into Mr. Greenwood's base salary effective September 1997, resulting in an annual base salary of $520,040.

  The CEO participated in the 1997 Annual Incentive Plan, which rewards net income results, stock price growth, and individual performance. Mr. Greenwood's target award level was 60% of his year-end base salary. The performance measures were weighted so that target and maximum performance resulted in the following incentive award levels by performance measure:

       PERFORMANCE MEASURE         TARGET INCENTIVE        MAXIMUM INCENTIVE
       -------------------         ----------------        -----------------
       Net Income.............. 30% of 1997 base salary  60% of 1997 base salary
       Stock Price Growth...... 15% of 1997 base salary  30% of 1997 base salary
       Individual Performance.. 15% of 1997 base salary  30% of 1997 base salary
                                ----------------------- ------------------------
         Overall............... 60% of 1997 base salary 120% of 1997 base salary

  No incentive award was recommended for stock price growth since minimum performance was not attained.

  In assessing Mr. Greenwood's individual performance for 1997, the Committee considered the significant contributions he made in key business initiatives, including establishment of a process to systemically improve the multi-family portfolio, completing strategic acquisitions, and spearheading entry into programs and business opportunities that are intended to result in significant future earnings for the Company.

  Upon its assessment of the CEO's overall performance and the agreed-upon approach to reward net income performance at 100% of target versus 109% (see "Annual Incentive Plan" above), the Committee agreed to recommend for Board approval a 1997 annual incentive award equal to 50% of base salary, or $260,000, of which all or a portion may be voluntarily exchanged for restricted stock at the terms described above. This is below his overall target incentive opportunity of 60% of base salary.

  Mr. Greenwood will participate in the 1998 annual incentive plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code limits the deduction a publicly held company is allowed for compensation paid to its highly compensated executive officers. Generally, amounts in excess of $1 million (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. The Committee will continue to monitor the compensation levels of the executive officers and determine the appropriate response to
Section 162(m), including considering ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment, when and if necessary.

  The foregoing report has been furnished by the following members of the Compensation Committee:

  Mark Sullivan III, Chairman
  Lilly V. Lee
  Gordon V. Smith

  With respect to periods prior to October 29, 1997:

  Norman Barker, Jr., Chairman
  Gordon V. Smith

                               PERFORMANCE GRAPH

  The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts or regulations.

  The graph and corresponding table below compare the cumulative total stockholder return on the Company's (or its predecessor's) Common Stock from March 31, 1996 to December 31, 1997 with the cumulative total return on a S&P 500 index and the Wall Street Journal Savings & Loan Index, in each case assuming the investment of $100 on March 31, 1996 at the closing price on that date and reinvestment of dividends. The measurement period with respect to which the comparisons are made corresponds to the period during which the Company's (or its predecessor's) Common Stock has been registered under Section 12 of the Exchange Act.


  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG WALL STREET JOURNAL S&L INDEX,
   S&P 500 INDEX AND BANK PLUS FROM MARCH 31, 1996 THROUGH DECEMBER 31, 1997

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           WALL STREET      S&P
(Fiscal Quarter Covered)     JOURNAL S&L      500 INDEX     BANK PLUS
------------------------     -----------      ---------     ----------
Measurement Pt- 3/31/96        $100           $100          $100
FQE   6/30/96                  $103.1         $104.5        $ 92.1
FQE   9/30/96                  $113.4         $101.8        $111.8
FQE  12/31/96                  $127.2         $118.2        $121.1
FQE   3/31/97                  $146           $123.5        $109.2
FQE   6/30/97                  $179.5         $132.5        $114.5
FQE   9/30/97                  $219.3         $140.4        $135.5
FQE  12/31/97                  $219.6         $149.2        $132.9

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 1997 by the Company's Chief Executive Officer and the four other most highly compensated executive officers during 1997 who were serving as executive officers at December 31, 1997 (the "Named Executive Officers"):

                                    ANNUAL
                                 COMPENSATION       LONG-TERM COMPENSATION
                              ------------------    ----------------------
                                                                SECURITIES
                                                    RESTRICTED  UNDERLYING ALL OTHER
NAME AND PRINCIPAL                                     STOCK      STOCK     COMPEN-
POSITION                 YEAR SALARY(1) BONUS(1)    AWARD(S)(2)  OPTIONS   SATION(3)
------------------       ---- --------- --------    ----------- ---------- ---------
Richard M. Greenwood     1997 $464,205  $       (4)     $            --     $  --
  President & CEO of
   Bank Plus;            1996  415,000   287,500(5)     --           --        --
  Chairman & CEO of Fi-
   delity                1995  415,000   150,000(5)     --       300,000    23,492(6)
James E. Stutz           1997 $284,665  $       (4)     $            --     $  --
  President & COO of Fi-
   delity                1996  220,000   125,000(5)     --           --        --
                         1995  220,000    50,000(5)     --       168,750       --
Robert P. Condon         1997 $284,665  $       (4)     $            --     $  --
  Executive Vice Presi-
   dent of               1996  220,000   125,000(5)     --           --      1,125
  Fidelity; CEO of Gate-
   way                   1995  220,000    50,000(5)     --       168,750     4,500
Godfrey B. Evans         1997 $197,300  $       (4)     $            --     $  --
  Executive Vice Presi-
   dent &                1996  175,000   100,000(5)     --           --      1,125
  General Counsel of     1995  160,000    50,000(5)     --       143,750     4,500
   Bank Plus and
   Fidelity
W.C. Taylor III          1997 $179,511  $       (4)     $            --     $  --
  Executive Vice Presi-
   dent &                1996  159,423    95,000        --           --      1,125
  Chief Lending Officer
   of Fidelity           1995  130,000    70,380        --       100,000     4,500

--------
(1) Amounts shown for 1997 include cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of those officers under the Company's Deferred Compensation Plan. Bonuses for 1995 and 1996 are presented in the period earned and may have been paid in subsequent years.
(2) Dollar amount shown equals the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. All grants were made under the 1997 Annual Incentive Plan, pursuant to which recipients of bonus awards were entitled to elect to receive all or any portion of their bonus in the form of restricted stock, at an exchange formula of $2.00 of restricted stock for each dollar of cash bonus foregone. Awards of restricted stock will vest ratably over a three-year period: the first third vests on January 1, 1999, the second on January 1, 2000, and the third on January 1, 2001, subject to forfeiture if the officer is not employed by the Company or the Bank on the relevant vesting date. In addition, receipt of the awards may be subject to further deferral at the election of the officer under the Company's Deferred Compensation Plan. The grant date for all awards was March 12, 1998, and the closing price of the Company's Common Stock on the grant date was $14.50 per share. See footnote (4) below for the total bonus granted to each Named Executive Officer under the 1997 Annual Incentive Plan.
(3) Except as otherwise noted, consists of the Company's matching contributions to the Company's 401(k) Plan.
(4) All amounts represent the cash portion of bonus awards earned under the 1997 Annual Incentive Plan, whether such amounts were actually received or deferred at the election of the officer. In addition to cash amounts reflected in the "Bonus" column, the Named Executive Officers were entitled to elect to receive all or any portion of their bonus under the 1997 Annual Incentive Plan in the form of restricted stock, at an exchange formula of $2.00 of restricted stock for each dollar of cash bonus foregone. Awards to the Named Executive Officers under the 1997 Annual Incentive Plan were as follows: Mr. Greenwood was awarded $260,000, of which he elected to receive $________ in cash and the remainder in restricted stock at the 2-for-1 exchange formula, resulting in an award of _____ shares of restricted stock (with a market value of $______ based on the per share price of $14.50); Mr. Stutz was awarded $115,520, of which he elected to receive $___________ in cash and the remainder in restricted stock, resulting in an award of shares of restricted stock (with a market value of $______); Mr. Condon was awarded $115,520, of which he elected to receive $___________ in cash and the remainder in restricted stock, resulting in an award of _____ shares of restricted stock (with a market value of $______); Mr. Evans was awarded $104,400, of which he elected to receive $___________ in cash and the remainder in restricted stock, resulting in an award of _____ shares of restricted stock (with a market value of $______); Mr. Taylor was awarded $77,408, of which he elected to receive $___________ in cash and the remainder in restricted stock, resulting in an award of _____ shares of restricted stock (with a market value of $______). All of the foregoing awards are subject to additional deferral at the election of the officers under the Company's Deferred Compensation Plan.
(5) Includes 50% of a Recapitalization Transaction and Retention Bonus awarded in October 1995. The bonus was paid in two equal installments: the first in November 1995, the remainder in December 1996. All Named Executive Officers who received the November 1995 award purchased Fidelity common stock with their net proceeds. Payment of the second installment in December 1996 was conditioned on the executive remaining an employee of the Bank until that time. Mr. Greenwood was awarded a bonus of $300,000; Messrs. Condon, Evans and Stutz were awarded bonuses of $100,000 each.
(6) Consists of compensation for unused vacation time.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  No options to acquire shares of Common Stock were granted by the Company to any of the Named Executive Officers during 1997.

UNEXERCISED STOCK OPTIONS

  During 1997, none of the Named Executive Officers exercised any stock options. The following table provides information concerning unexercised options held by the Named Executive Officers as of the end of 1997.

                                                           VALUE OF UNEXERCISED
                                  SECURITIES UNDERLYING        IN-THE-MONEY
                                  UNEXERCISED OPTIONS AT  OPTIONS AT YEAR-END(1)
                                         YEAR-END              EXERCISABLE/
   NAME                         EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE
   ----                         ------------------------- ----------------------
   Richard M. Greenwood........      120,000/180,000        $513,000/$769,500
   Robert P. Condon............       67,500/101,250        $288,563/$432,844
   Godfrey B. Evans............       57,500/ 86,250        $245,813/$368,719
   James E. Stutz..............       67,500/101,250        $288,563/$432,844
   W.C. Taylor III.............       40,000/ 60,000        $171,000/$256,500

--------
(1) Based upon the difference between the option exercise price of $8.35 per share and the closing price of the Common Stock on December 31, 1997 of $12.625 per share.

  On December 11, 1995 the Board of Directors of Fidelity adopted the 1996 Stock Option Plan and granted awards pursuant thereto, subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996, Fidelity's stockholders approved the 1996 Stock Option Plan. Accordingly, Fidelity's non-employee directors, executive officers and certain other key employees received options to purchase Fidelity common stock. In May 1996, Bank Plus assumed the 1996 Stock Option Plan in connection with the Reorganization, and the options granted thereunder became options to purchase Bank Plus Common Stock. The exercise price of all such options is $8.35 per share. Ten percent of the options granted became exercisable on

February 13, 1996, an additional thirty percent of such options became exercisable on each of February 9, 1997 and February 9, 1998, and the final thirty percent of the options will become exercisable on February 9, 1999. On April 30, 1997, the Company's stockholders approved certain amendments to and a restatement of the Plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan.

RETIREMENT INCOME (DEFINED BENEFIT) PLAN

  Fidelity maintains a Retirement Income Plan which is a qualified, non-contributory defined benefit retirement plan. The Retirement Income Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly salary and the aggregate number of years of service. Effective February 28, 1994, the Retirement Income Plan was suspended, thereby freezing benefit levels and reducing related expense accruals by approximately $1 million annually.

  The following table illustrates approximate annual benefits payable under the Retirement Income Plan at normal retirement age for various combinations of service and compensation:

                                                    YEARS OF SERVICE
                                         ---------------------------------------
   AVERAGE FINAL
   COMPENSATION                            15      20      25      30      35
   -------------                         ------- ------- ------- ------- -------
   $ 50,000............................  $11,302 $15,069 $18,836 $22,603 $26,370
    100,000............................   24,427  32,569  40,711  48,853  56,995
    150,000............................   37,552  50,069  62,586  75,103  87,620
    200,000............................   37,552  50,069  62,586  75,103  87,620
    250,000............................   37,552  50,069  62,586  75,103  87,620
    300,000............................   37,552  50,069  62,586  75,103  87,620
    350,000............................   37,552  50,069  62,586  75,103  87,620
    400,000............................   37,552  50,069  62,586  75,103  87,620

  Compensation under the Retirement Income Plan includes all regular pay, excluding overtime, commissions and bonuses, limited by the Internal Revenue Code Section 401(a)(17) compensation limit. The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan, and are not subject to deduction for Social Security or other offset amounts.

  The years of credited service as of December 31, 1997 for each of the Named Executive Officers are as follows:

                                                                     CREDITED
NAME                                                               SERVICE YEARS
----                                                               -------------
Richard M. Greenwood..............................................    1 year
Robert P. Condon..................................................    None(1)
Godfrey B. Evans..................................................    6 years
James E. Stutz....................................................    None(1)
W.C. Taylor III...................................................    None(1)

--------
(1) No participation due to plan suspension on February 28, 1994.

EMPLOYMENT AGREEMENT; SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

  Mr. Greenwood and the Bank entered into a new employment agreement in August 1997, providing for his employment as President and Chief Executive Officer of the Bank until August 2000, subject to extension, at an annual base salary of at least $520,000. If Mr. Greenwood's employment is terminated other than for cause or because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. Mr. Greenwood has also entered into a change in control agreement with Fidelity pursuant to which, in the event of a change in control of the Bank, Mr. Greenwood would receive a lump sum payment in the amount of three times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occers. In addition, if Mr. Greenwood's employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for three years, or until he receives equivalent benefits from a new employer or reaches the age of sixty-five.

  Fidelity has also entered into severance and change in control agreements (the "Severance Agreements") with certain other executive officers providing for benefits (a) in the event of a change in control of the Bank and (b) upon termination without cause. The purpose of the Severance Agreements is (i) to secure the employment of key executives, (ii) to ensure that executive management is reasonably compensated in the light of competitive industry practices and (iii) to ensure that the executive management team is able to concentrate on advising the Board of Directors and maintaining stability in the event of a change in control of the Bank.

  The initial term of each Severance Agreement is three years, with one-year renewals thereafter, subject to Board review and approval before each renewal. After a change in control, the Severance Agreement will continue automatically for two years. A "change in control" is generally defined in the Severance Agreement (and in Mr. Greenwood's change in control agreement) as: (a) acquisition of 25% or more of the Bank's voting stock by any "person" (as defined) with certain limited exclusions or (b) change in a majority of the members of the Board of Directors over a two-year period or (c) stockholder approval of a merger or consolidation other than a merger or consolidation that results in the Bank owning 60% or more of the surviving entity or (d) the Bank entering into one or more agreements to sell or transfer to one or more third parties, in one transaction or a series of related transactions, assets and/or liabilities representing 50% percent or more of the book value of its assets and/or liabilities. Each Severance Agreement will be terminated if the officer or the Bank experiences certain regulatory problems.

  Termination by the Bank because of disability, retirement or cause, or the officer's resignation (other than for "good reason" as described below) does not entitle the officer to any benefits under the Severance Agreement. Termination for "cause" requires either (i) a willful and continued failure of an officer to perform substantially all of such officer's duties or (ii) certain acts of dishonesty, incompetence or illegality. Termination by an officer for "good reason" means that an officer may terminate such officer's own employment and still receive benefits under the Severance Agreement if (among other reasons listed in the agreement) (1) such officer's status or position in the Bank has adversely changed from the date of the Severance Agreement, (2) the officer's base salary is reduced from its level on the date of the Severance Agreement, (3) the Bank fails to credit the officer for the correct number of vacation days, (4) the Bank requires the officer to be based at an office more than thirty-five miles from such officer's office on the date of the Severance Agreement or (5) after a change in control, either (a) the Bank fails to continue any benefit plan in which the officer was participating prior to the change in control or (b) the Bank does not allow the officer to continue to engage in any business or civic activities not related to the business of the Bank in which it had, before the change in control, allowed the officer to participate.

  In the event of a termination without "cause" or the officer's resignation for "good reason," Messrs. Condon and Stutz would each receive 2.0 times the sum of (1) his annual base salary plus (2) his average annual bonus for the past two years, and Messrs. Austin, Evans and Taylor would receive an amount equal to 1.5 times such amounts.

  In the event of a change in control, each of Messrs. Condon and Stutz would receive a lump sum payment in the amount of three times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. Messrs. Austin, Evans and Taylor would receive an amount equal to two times the sum of such amounts in the event of a change in control. In addition, if any of such officers' employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for three years (in the case of Messrs. Condon and Stutz) or two years (in the case of Messrs. Austin, Evans and Taylor) or until he receives equivalent benefits from a new employer or reaches the age of sixty-five.

  Each officer is entitled to reimbursement for legal expenses for matters arising under the Severance Agreement following a change in control of the Bank unless a court finds that the officer seeks reimbursement of funds for litigating a position that a court determines was frivolous or brought in bad faith.

                             DIRECTOR COMPENSATION

  Board Retainer and Fees. Board of Directors retainer and meeting fee schedules for non-employee members of the Board of Directors are as follows:
(1) Board membership annual retainer of $25,000; (2) Committee Chairmanship annual retainer of $3,000 (except for the Chairman of the Audit Committee, who receives an annual retainer of $6,000); (3) Board meeting fees of $1,000 per meeting; and (4) Committee meeting fees of $850 per meeting. In February 1997, the Board approved an increase in the annual retainer to $30,000 for all directors who receive their retainers and fees in the form of deferred stock grants under the Non-Employee Director Compensation Program described below. At its meeting on January 28, 1998, the Board approved an increase in the annual retainer for the Board Chairman from $10,000 to $60,000. In addition, the Board approved up to $500 per month as reimbursement for secretarial and other administrative expenses of Miller & Smith, Inc. related to the activities of Mr. Smith in his capacity as Chairman of the Board. Telephonic Board or Committee meetings fees are paid at the same rate as in-person meetings, except that telephonic meetings lasting less than 30 minutes are paid at 50% of the normal meeting fee rate. Any director who fails to attend at least 50% of the meetings held in any consecutive six-month period may forfeit a portion or all of his/her retainer for the subsequent six months, unless absences were due to illness or unavoidable circumstances, as approved by the Chairman of the Board. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties.

  Non-Employee Director Retirement Plan. In November 1994, the Board of Directors of Fidelity approved a retirement plan for non-employee directors who have at least three years of Board service, including service on the Board prior to the 1994 restructuring and recapitalization by Citadel and the Bank, and have reached the age of 55. Only directors initially elected prior to January 1, 1996 are eligible to participate in this plan.

  An eligible director shall, after termination from Board service for any reason other than cause, be entitled to receive a quarterly payment equal to one quarter of his/her average annual compensation (including compensation for service on the Board of any of the Company's subsidiaries), including all retainers and meeting fees, received during his/her last three years of Board service. Such payments shall commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's Board membership is terminated for cause, no benefits are payable under this plan.

  If a director's Board membership is terminated within two years following the effective date of a change in control, then he/she also shall be eligible for a lump sum payment in an amount that is the greater of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000.

  Stock Option and Equity Incentive Plan. On December 11, 1995, the Board of Directors of the Bank adopted the 1996 Stock Option Plan and granted awards pursuant thereto to its non-employee directors subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996 the Bank's stockholders approved the plan and in May 1996, Bank Plus assumed the plan in connection with the Reorganization. Accordingly, each of the Company's and the Bank's non-employee directors has received options representing 23,000 shares of Common Stock. All such options were granted at an exercise price of $8.35 per share. Ten percent of the options granted to each non-employee director became exercisable immediately upon stockholder approval and another thirty percent became exercisable on the first anniversary of such approval; an additional thirty percent will become exercisable on each of the second and third anniversaries of stockholder approval. On April 30, 1997, the Company's stockholders approved certain amendments to and a restatement of the Plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan. Among other things, the amended Plan provides that each non-employee director of Bank Plus and Fidelity will receive automatic annual grants of options to purchase 2,500 shares of Common Stock, at an exercise price equal to the fair market value of the stock on the grant date, which will be fully vested and exercisable upon grant.

  Non-Employee Director Compensation Program. As part of the Stock Option and Equity Incentive Plan, the Company's stockholders also approved the Non-Employee Director Compensation Program. The program is designed to strengthen the relationship between directors and stockholders by aligning their interests through stock ownership. Under the program, non-employee directors initially elected to the Board on or after January 1, 1996 will receive no cash compensation; their retainers and meeting fees will be paid in the form of deferred stock grants. Other non-employee directors may do so on a voluntary basis, until the annual meeting of stockholders in the year 2000, when it will become mandatory for all directors to receive their retainers and fees in the form of deferred stock grants. For example, assuming attendance at twelve Board meetings and eight committee meetings, annual earnings of a director who chairs one committee (other than the Audit Committee) would be $51,800. At a stock price of $14.25 (the closing price for the Common Stock on March 2, 1998), a director would have 3,635 shares credited to his or her deferred stock account.

  Other Compensation. In addition to his retainer and other fees, Mr. Gibbs was paid a $3,400 consulting fee for services related to the Bank's employee survey and disaster recovery plan.

                          RELATED PARTY TRANSACTIONS

LOANS TO MANAGEMENT

  Fidelity offers home loans to directors, officers, and employees of the Bank. These loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectibility. The loans are secured by real property and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons.

  However, pursuant to the provisions of Fidelity's employee loan program which existed prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the interest rate generally charged was one-half percent less than the rate for comparable transactions with non-affiliated persons on fixed-rate loans and was one percent below the margin on adjustable-rate loans. In addition, employees generally do not pay loan fees or closing costs on their loans. The rate on these types of loans remain at the reduced level only for so long as the individual obtaining the loan continues to be employed by, or serves as a director of, the Bank. Since the passage of FIRREA, Federal Reserve Board regulations applicable to savings institutions prohibit the making of preferential loans to directors and executive officers of Fidelity who perform policy-making functions. Accordingly, Fidelity no longer grants such loans to any director or any officer who influences corporate policy. No such loans made prior to the enactment of FIRREA are currently outstanding.

  In 1996, the Board of Directors approved a personal loan to Mr. Greenwood in the principal amount of $265,000. The loan is payable on demand and is interest free. The proceeds of the loan were used by

Mr. Greenwood to refinance an existing loan that had been made to Mr. Greenwood by Citadel in 1992 when Mr. Greenwood commenced his employment with Citadel.

INSURANCE COMMISSIONS

  J&H Marsh & McLennan ("J&H") (previously known as Johnson & Higgins) served in 1997 as insurance broker for the Company. During 1997, the Company paid to J&H insurance premiums of approximately $3.3 million, with respect to which the Company has been advised that J&H has retained commissions of approximately $100,000. Mr. Gibbs, a director of Bank Plus and of Fidelity, was a principal and senior vice president of J&H until his retirement in 1997.

FIRST ALLIANCE TRANSACTION

  Fidelity has entered into an agreement with First Alliance Corporation ("FACO") pursuant to which FACO functions as Fidelity's strategic ally in the development of real estate secured credit card receivables. Fidelity will issue Visa and Mastercard credit cards and provide funding, up to a maximum aggregate amount of $175,000,000, with individual credit limits of $5,000 to $12,000. FACO will provide credit enhancement to mitigate any loss exposure Fidelity may have. Mark Mason, a member of the board of directors of Fidelity, is Executive Vice President and Chief Financial Officer and a director of FACO. George Gibbs, Jr., a director of both Bank Plus and Fidelity, is also a director of FACO.

                BENEFICIAL OWNERSHIP OF BANK PLUS CAPITAL STOCK

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the shares of Common Stock beneficially owned as of March 2, 1998 by all directors and executive officers as a group, by each director, the CEO and the Named Executive Officers of the Company during 1997.

                          SHARES OF COMMON  SHARES UNDERLYING
                               STOCK       OPTIONS EXERCISABLE   TOTAL
                            BENEFICIALLY    WITHIN 60 DAYS OF  BENEFICIAL  PERCENT OF
NAME OF BENEFICIAL OWNER       OWNED        MARCH 2, 1998(1)   OWNERSHIP  COMMON STOCK
------------------------  ---------------- ------------------- ---------- ------------
Norman Barker, Jr.......        1,250             18,600         19,850         *
Waldo H. Burnside.......        2,000             17,225         19,225         *
George Gibbs, Jr........          625             18,600         19,225         *
Lilly V. Lee............        1,250             18,600         19,850         *
Gordon V. Smith (2).....      100,112              2,500        102,612         *
Mark Sullivan III.......        2,750              2,500          5,250         *
Richard M. Greenwood....       12,500            210,000        222,500       1.2%
Robert P. Condon........       12,500            118,125        130,625         *
Godfrey B. Evans........        5,250            100,625        105,875         *
James E. Stutz..........        6,250            118,125        124,375         *
W.C. Taylor III.........       12,500             70,000         82,500         *
All directors and execu-
 tive officers
 as a group (14 per-
 sons)..................      156,987            703,650        860,637       4.4%

--------
(1) Options exercisable within 60 days of March 2, 1998 that were granted pursuant to the Stock Option and Equity Incentive Plan. See "Executive Compensation" and "Director Compensation" for discussion of the amounts and terms of such options.

(2) Shares are registered in the name of Gordon V. and Helen C. Smith Foundation, a Section 501(3)(c) organization of which Mr. Smith is president.

*Represents less than one percent of the outstanding shares of Common Stock.

SECURITY OWNERSHIP BY OTHERS

  The following table sets forth, as of March 2, 1998, (i) the name of each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each person and (iii) the percentage of all Common Stock outstanding held by each such person.

                                                    SHARES OF
                                                  COMMON STOCK       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1) COMMON STOCK
------------------------------------          --------------------- ------------
Tontine Partners, L.P........................       1,881,000(2)        9.7%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.
Jeffrey L. Gendell
31 West 52nd Street
New York, NY 10019
Boston Partners, Inc.........................       1,003,682(3)        5.2%
Boston Partners Asset Managers, L.P.
Desmond John Heathwood
One Financial Center, 43rd Floor
Boston, MA 02111
Jenswold, King and Associates, Inc...........       1,117,211(4)        5.8%
Two Post Oak Central
1980 Post Oak Blvd., Suite 2400
Houston, TX 77056
Franklin Resources, Inc......................         979,700           5.1%
901 Mariners Island Blvd., 6th Floor
San Mateo, CA 94404

--------
(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have the sole voting and investment power with respect to such shares.

(2) Tontine Partners, L.P. has shared voting power and shared investment power with respect to 246,000 of these shares. Tontine Financial Partners, L.P. has shared voting power and shared investment power with respect to 955,200 of these shares. Tontine Management, L.L.C. has shared voting power and shared investment power with respect to 1,201,200 of these shares. Tontine Overseas Associates, L.L.C. has shared voting power and shared investment power with respect to 680,000 of these shares. Jeffrey
    L. Gendell has shared voting power and shared investment power with respect to all of these shares.

(3) Boston Partners, Inc., Boston Partners Asset Managers, L.P. and Desmond John Heathwood share voting and investment power with respect to these shares, as reported on a Schedule 13G dated February 9, 1998.

(4) Jenswold, King and Associates, Inc. has sole investment power with respect to all of these shares, and sole voting power with respect to 979,012 of these shares, according to a Schedule 13G dated January 13, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the directors and executive officers of the Company to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 1997, and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 1997 were timely filed, except as follows: Gary
W. Brummett, the former Executive Vice President and Chief Financial Officer of the Company and Fidelity, Dennis J. McNamara, Senior Vice President and Treasurer of Fidelity, and Richard M. Villa, Senior Vice President and Controller of the Company and Fidelity, each filed his initial report of beneficial ownership on Form 3 late.

                              PROPOSAL NUMBER 2:
                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
         CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO
                               IBANK CORPORATION

  At its meeting on January 28, 1998, the Bank Plus Board of Directors voted to approve, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation (the "Amendment") to change the Company's name to iBank Corporation. The text of the Board's resolutions and of the proposed Amendment are set forth in full in APPENDIX A.

  The Board, and the board of directors of Fidelity, are also considering an amendment to Fidelity's charter to change the name of the Bank to iBank. Such a change, if approved by both boards of directors, would be subject to the approval or non-objection of the Office of Thrift Supervision (the "OTS"). Although no decision has yet been made regarding the possible change in the name of the Bank, it is anticipated that a decision will be made before the end of 1998. It is the Board's intent to effect the proposed Amendment to change the Company's name only if the name of the Bank is also changed. In order to obtain the required stockholder approval without the need to hold a special meeting of stockholders for that purpose later in 1998, the Board is seeking approval of the proposed Amendment at this time.

  The Board believes that the name change would represent an important step in the Company's evolution from a traditional thrift to a technologically-sophisticated financial institution able to compete in the 21st century.

  The name iBank was chosen to emphasize the Company's basic philosophy of being the "agent for the customer," allowing customers to do business with the Company when, where and how they want. In addition to emphasizing the Company's customer-focused strategy, the Board believes the name change would give the Company and the Bank a more contemporary and promotable image, and reduce the confusion that currently exists with existing and potential customers due to the plethora of financial institutions whose name includes the word "Fidelity."

  Fidelity is currently doing business using the name iBank in certain of its branch locations. iBank is also the name of the Bank's new transactional Internet site (www.iBank.com), which is currently in pilot mode and will open to the public later this year. The Internet bank will offer checking and saving products and a bill-paying service, and later enhancements are expected to include financial planning, loan application and discount brokerage functions.

  In approving the proposed Amendment, the Board also approved a resolution that would permit the Board to abandon the proposed Amendment without further action by the stockholders at any time prior to the effectiveness of the proposed Amendment. This resolution is intended to give the Board the flexibility to decide not to effect the proposed name change, notwithstanding the approval of the Amendment by the stockholders, if the Board deems it to be in the best interest of the Company. Circumstances under which the Board might choose to abandon the proposed Amendment would include, but would not be limited to, a decision not to proceed with the change in the name of the Bank , or the failure of the OTS to approve the change in the name of the Bank. By voting to approve the proposed Amendment, stockholders are also voting to ratify the Board's resolution authorizing it to abandon the proposed Amendment at any time prior to its effectiveness.

APPROVAL

  Approval of the Amendment requires the affirmative vote of a majority of the outstanding shares of Bank Plus Common Stock. The Board of Directors believes that the approval of the Amendment is in the best interests of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AS SET FORTH IN PROPOSAL NUMBER 2.

                PROPOSAL NUMBER 3: RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  In accordance with the requirements of the Company's Bylaws, the Board of Directors is required to select independent public accountants as auditors of the Company for 1998, subject to ratification or rejection by stockholders.

  The Board of Directors recommends to stockholders their ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent public accountants for 1998. Deloitte & Touche LLP has been the independent certified public accountants for the Company or the Bank since 1976. Representatives of Deloitte & Touche LLP are expected to be in attendance at the Annual Meeting with the opportunity to make a statement if they desire to do so and respond to appropriate questions, if any, directed to them.

  The Company has also engaged Deloitte & Touche LLP to render various types of non-audit professional and consulting services for the Company, including assistance with respect to the Company's and the Bank's internal audit function, tax planning services and consulting services relating to business operations, process improvements and cost reduction. The compensation for such non-audit services during 1998 is expected to be substantially in excess of the compensation to be paid to Deloitte & Touche LLP for audit services during such period.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ACCOUNTANTS AS SET FORTH IN PROPOSAL NUMBER 3.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company wishing to submit a proposal for inclusion in the proxy statement relating to the Company's 1999 annual meeting of stockholders must deliver such proposal to the Company at its principal office at 4565 Colorado Boulevard, Los Angeles, California 90039 on or before November 30, 1998. The Board of Directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 1999 proxy solicitation materials.

                                 OTHER MATTERS

  At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

                             FINANCIAL INFORMATION

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.

                                        By Order of the Board of Directors,

                                        /s/ Godfrey B. Evans

                                        Godfrey B. Evans
                                        Corporate Secretary

Los Angeles, California
March [30], 1998

  PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

  If you have any questions, or have any difficulty voting your shares, please contact the Company by calling (818) 549-3116.

                                                                     APPENDIX A

                             BANK PLUS CORPORATION

                     RESOLUTIONS OF THE BOARD OF DIRECTORS
                               JANUARY 28, 1998

  WHEREAS, the Board deems it advisable for the Company to amend its Certificate of Incorporation in order to change the Company's name to "iBank Corporation";

  NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Company be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

    "The name of the corporation is iBank Corporation"; and

  RESOLVED, that such proposed amendment be submitted to the stockholders of the Company for their approval at the 1998 Annual Meeting; and

  RESOLVED, that, at any time prior to the effectiveness of the filing of the proposed amendment set forth above with the Secretary of State of Delaware, notwithstanding the approval of the proposed amendment by the stockholders of the Company, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

                                                                   [PRELIMINARY]
-------------------------------------------------------------------------------


                                REVOCABLE PROXY

    THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BANK PLUS CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 29, 1998

  The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders of Bank Plus Corporation (the "Company"), dated March 30, 1998, and the related Proxy Statement, and revoking all prior proxies, appoints and constitutes James E. Stutz and Stephen J. Austin, or either of them, each with full power of substitution, as the lawful proxies and agents to represent the undersigned and vote, in the name, place and stead of the undersigned, all of the shares of the Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 4565 Colorado Boulevard, Los Angeles, California on Wednesday, April 29, 1998, at 11:00 a.m., local time, or any adjournments or postponements thereof, for the following matters and in the manner designated below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, FOR THE
                                         ---                            ---
           APPROVAL OF PROPOSAL 2 AND FOR THE APPROVAL OF PROPOSAL 3.
                                      ---

                                MARK HERE FOR
                                ADDRESS CHANGE          [_]
                                AND NOTE ON REVERSE

                                                            SEE REVERSE
                                                                SIDE
                   (Continued and to be signed on other side)

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------

[X] PLEASE MARK YOUR
    VOTES AS AS IN THIS
    EXAMPLE.


THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, IF NOT OTHERWISE DIRECTED, IT WILL BE VOTED FOR THE NOMINEES AND PROPOSALS LISTED BELOW.

1. Election of Directors:        FOR ALL        AUTHORITY WITHHELD
                                 NOMINESS     (TO VOTE ALL NOMINEES)
                                   [_]                 [_]

NOMINEES: Norman Barker, Jr., Robert P.
          Condon and Gordon V. Smith

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

---------------------------------


2. Proposal 2: Approval of an amendment to the Company's Certificate of Incorporation to change the name of the Company to "iBank Corporation".

                         FOR     AGAINST   ABSTAIN
                         [_]       [_]      [_]


3. Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1998.

                         FOR     AGAINST   ABSTAIN
                         [_]       [_]      [_]



IMPORTANT--PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED EN-VELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature(s):                                      Date:
             ------------------------------------       -----------------------


Signature(s):                                      Date:
             ------------------------------------       -----------------------



NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. ATTORNEYS-IN-FACT, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATION OFFICERS SHOULD GIVE FULL TITLE. THIS PROXY SHALL BE VALID AND MAY BE VOTED REGARDLESS OF THE FORM OF SIGNATURE, HOWEVER.)

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